Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111736) of Corporate Office Properties Trust of our report dated June 27, 2005 relating to the financial statements and supplemental schedule of Corporate Office Properties, L.P. Employee Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers, LLP

Baltimore, MD

June 27, 2005